Exhibit 21

Subsidiaries of the Registrant

Name	State of Incorporation
ESSA Bank & Trust	Pennsylvania (direct)

ESSACOR, Inc.	Pennsylvania (indirect)

Pocono Investment Company	Delaware (indirect)